EXHIBIT 99.A

News For Immediate Release

El Paso Corporation Announces Expanded 2007 Natural Gas Hedge Program

HOUSTON, TEXAS, November 9, 2006—El Paso Corporation (NYSE:EP) announced today that it has restructured and expanded the hedge program that supports its natural gas production for 2007.

“Our expanded hedge program provides support on approximately 210 billion cubic feet (Bcf) of 2007 domestic natural gas production with an average floor price of $7.64 per million British thermal unit (MMBtu),” said Doug Foshee, president and chief executive officer of El Paso. “Importantly, 121 Bcf of the hedged volumes have an average capped price of $11.80/MMBtu, while the remainder of our 2007 production will retain unlimited upside. The risk management steps that we have taken, along with high expectations for our pipeline and E&P businesses, provide us with a great deal of confidence about our 2007 outlook.”

A summary of the 2007 hedge program follows:
-	55 Bcf of collars with an $8.00/MMBtu floor and $16.89/MMBtu ceiling
-	89 Bcf floors at $7.50/MMBtu
-	66 Bcf of fixed-price swaps at $7.53/MMBtu

None of the derivatives used to provide price risk management are subject to margin calls. The 89 Bcf of floors do not qualify for hedge accounting and are marked to market in El Paso Marketing and Trading’s economic hedge book.

Prior to the expansion of the program, El Paso had approximately 130 Bcf of collars for 2007 with an $8.00 per MMBtu floor and $16.02 per MMBtu ceiling. In addition, the company had fixed-price swaps on approximately 5 Bcf of production with an average hedge price of $3.57 per MMBtu. The expansion of El Paso’s hedge program was executed at minimal costs.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; El Paso’s ability to implement and achieve the company’s objectives in the 2006 plan, including achieving debt-reduction, earnings and cash flow targets; El Paso’s ability to meet production volume targets in El Paso’s Exploration and Production segment despite delays in resuming production shut-in due to hurricanes Rita and Katrina; and other production delays; ability to obtain necessary governmental approvals for proposed pipeline projects and ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by the company’s pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; changes in commodity prices for oil, natural gas, and power and relevant basis spreads; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise..

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906